Mail Stop 3233
                                                                October 16,
2018



      Via Email
      Mr. Joseph D. Fisher
      Chief Financial Officer
      UDR, Inc.
      1745 Shea Center Drive, Suite 200
      Highlands Ranch, CO 80129

                 Re: UDR, Inc.
                     United Dominion Realty, L.P.
                     Form 10-K for the fiscal year ended December 31, 2017 Filed February 20, 2018
                     File Nos. 001-10524 and 333-156002-01

      Dear Mr. Fisher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                                Sincerely,

                                                                /s/ Kristi
Marrone

                                                                Kristi Marrone
                                                                Staff
Accountant
                                                                Office of Real
Estate and
                                                                Commodities